CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424
U.S. Physical Therapy, Inc.
Conference Call Transcript
May 8, 2024;10:30 am ET

Operator: Good day, and thank you for standing by. Welcome to the U.S. Physical Therapy First Quarter 2024 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speaker's presentation, there will be a question-and-answer session. In order to ask a question during that session, please press the star (*) key followed by the number one (1) key on your telephone. Please be advised that today's conference is being recorded. If you require any further assistance, please press star (*) then zero (0). I'd now like to turn the call over to Chris Reading, President and CEO. Please go ahead, sir.

Chris Reading: Okay. Thanks, David. Good morning and welcome, everyone, to our U.S. Physical Therapy First Quarter 2024 Earnings Call. With me on the line this morning include Carey Hendrickson, our CFO; Eric Williams, who is our COO East; and Eric will be assuming a larger role in our company as he takes over as President in just a few weeks after our annual meeting later this month, so we congratulate him on that; Graham Reeve, our COO West; and Jake Martinez, our Senior Vice President of Finance and Accounting. Before we begin our prepared remarks, I'll ask Jake to cover a brief disclosure statement.

Jake Martinez: Thank you, Chris. This presentation contains forward-looking statements, which involves certain risks and uncertainties. These forward-looking statements are based on the company's current views and assumptions. The company's actual results may vary materially from those anticipated. Please see the company's filings with the Securities and Exchange Commission for more information.

Chris Reading: Thanks, Jake. I'm going to keep my remarks reasonably brief, but I do want to give you kind of an overview of what I think are some important takeaways for the start of the year. So, let me begin by saying that while these past few years have not been easy for anybody in our industry. I think our team has done some remarkable things in that period. We feel like we're off to a good start for this year as well. For some of you, I know that it may feel like this first quarter is a little bit of a disappointment, having enjoyed an all-time record Q1 in 2023. This quarter was actually ahead of where we expected to be, and that expectation was baked into our original guidance, which you will see we are updating today. While we experienced a tough start to the year, not based upon demand, which has been very strong, but a rough weather start for sure compared to last year.  However, we bounced back very quickly, and visits have again been at or above previous record levels for visits per clinic per day. Visits per clinic were all-time highs for both February and March of this year, and I'm happy to report that April is another all-time high for that month, as we have built slowly, but steadily in our volume progression so far this year. So, what does that mean? Well, for one, it means that our facilities are being recognized and sought out for the great care we are providing the patients and the families, and by the physicians who refer to us. And so demand has been very high. I will also tell you that staffing, while improved, is really still the gating factor to being able to capture even more volume. We're working hard on that. We have a new leader over the recruiting department, and I expect we will continue to make adjustments that will further assist us in meeting the demand that we are seeing for services. Our partners are working with our Ops team to network differently than maybe we have done in the past to increase the number and the quality of seeds planted, so to speak, with respect to talented clinicians in their markets. It's an all-hands-on-deck exercise, but I'm buoyed by the fact that demand is really strong, and that underpins all of this.

Coupled with strong demand and record monthly volumes once we get outside of January is the progress the team has made with respect to net rate. In spite of the impact of a rather large, approximately 3.5% Medicare reduction to start the year, we were able to produce some uplift in our rate and some improvement in our work comp mix that created some overall incremental improvement that we hope to build upon as the year progresses. For this first quarter, we saw a non-Medicare rate improve another 2.8% overall from Q1 2023 and up 5% since the same quarter in 2022. And we're not done yet and continue to work to lift reimbursement for the life-improving work that we are delivering across the more than 5 million patients in our industry.
Where demand is also improving is in our injury prevention business. First, you saw a recent acquisition announcement with respect to a really terrific company led by a fine team who recently joined our Briotix partnership. That opportunity will help us to further broaden our exposure to several additional industry, we call them verticals, essentially industry types where over time we expect to gain additional sales traction as well as cross-selling opportunities given that we have a much broader subset of services available now to sell.  For the quarter, revenue grew 9.8%, which in turn produced a gross profit increase of over 15%. I'm very proud of our teams and our partnerships in this area. They continue to attract opportunities for further expansion while they make a large difference for these companies in terms of the injuries they prevent and the cost that they save as a result of the fine work of our embedded clinical and technical resources.

We have other highlights to cover, so let me turn the call over to Carey to discuss our results in more detail before we open things up for questions.

Carey Hendrickson: Thank you, Chris, and good morning, everyone. Our first quarter results, as Chris noted, were better than we anticipated coming into the quarter, driven by strong volumes in February and March and a growing net rate. As we noted in our release and also in our year-end earnings release, we had the significant adverse weather events in January of 2024 that Chris noted that we knew were going to make comparisons to the first quarter of 2023 challenging since there weren't any significant weather events in the first quarter of last year. Volumes in January of 2024 were light as expected, but volumes quickly picked up back up in February and March, and we experienced record volumes in each of those two months.

Our hard work on rate negotiations and our focus on increasing workers' comp as a percentage of overall business continued to take root in the first quarter of 2024 and resulted in our net rate increasing year over year despite that Medicare rate reduction that was in effect for most of the first quarter that Chris noted.

From an EBITDA standpoint, we reported adjusted EBITDA for the first quarter of 2024 of $16.7 million compared to $18.5 million in the prior year. We noted in our earnings release that the Medicare rate reduction brought our 1Q24 EBITDA down by about $1.7 million, and then the adverse weather in January was a negative impact of about $1.3 million. Our Operating Results were $7.7 million in both the first quarter of '24 and the first quarter of '23. On a per share basis,  the Operating Results were 0.51 cents in the first quarter of this year versus 0.59 cents in the first quarter of last year, and that's because the decrease related to the increase in shares, that we had associated with the secondary offering that we completed in May of '23.

Our average visits per clinic per day in the first quarter was 29.5, which is the second highest volume in the company's history for a first quarter, second only to the 29.8 that we had in the first quarter of 2023. January was at 27.4, and that compares to 28.9 in the previous year. So, we're down from 28.9 to 27.4, but then February was at 30.4 and March was at 30.8, and both of those months, as Chris noted, were higher than the same months in the previous year. Volumes continued strong in April with our average visits per day just north of 31, and that's a record high average visits per day number for the company ever and the first time we've ever had average visits per day at or above 31 for a month.

Our net rate was $103.37 in the first quarter of '24, which was an increase of 0.25 cents, again, despite that Medicare rate reduction that was in effect for most of the first quarter of 3.5%. The increase was largely related to our strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payers, and then our focus on growing our workers' comp business. Excluding Medicare, our net rate was up 2.8% versus the first quarter of last year with increases in each of the major categories other than Medicare. Workers' comp, which is one of our highest rate categories, increased from 9.3% of our revenue mix in the first quarter of '23 to 10% in the first quarter of '24, and both of those initiatives, increasing net rate, the rate negotiations, and the workers' comp business will remain high priorities throughout the year.

Our physical therapy revenues were $134.4 million in the first quarter of 2024, which was an increase of $5.3 million, or 4.1% from last year, despite the setbacks that we had from weather and the Medicare rate reduction. The increase was driven by having 28 more clinics on average in the first quarter of this year than we had in the first quarter of last year, coupled with the increase in our net rate. Our physical therapy operating costs were $110.4 million, which was an increase of 8.1% over the first quarter of the prior year, due in part to having 28 more clinics on average than in the first quarter of last year.  On a per-visit basis, our total operating costs were $85.50 in the first quarter, which was up from just under $82.00 in the first quarter of 2023. Our average cost per visit was high in January because we had less operating leverage due to the lower number of visits, and then it returned to more normal levels in February and March, which averaged $82.90 per visit.

Our salaries and related costs was really the same story. They were $61.42 in the first quarter of 2024. That was up from $59.14 in the first quarter of '23. Again, those salaries and related costs were high in January, but then they returned to more normal levels in February and March, which averaged $59.42 per visit, which is comparable to that $59.14 that we saw in the first quarter of '23. Our physical therapy margin was 17.9% in the first quarter of '24. That margin was also impacted by January due to having less operating leverage, but then it increased to 20.6% for February and March on a combined basis, which is back to very close to the first quarter of '22 and '23 margin, which was 21%.

Chris talked about IIP and what a great job they did. In the first quarter, revenues were up almost 10%. IIP income was up 15.1%. And then our IIP margin increased from 19.5% in the first quarter of '23 to 20.4% in the first quarter of 2024.

Our balance sheet continues to be in an excellent position. We have $143 million of debt on our term loan with a swap agreement in place that places the rate on that debt at 4.7%, which as you know is a very favorable rate in today's market and it's well below the current Fed funds rate. In the first quarter of 2024 alone, the swap agreement saved us $900,000 in interest expense with cumulative savings of $4.2 million since we put that in place in the third quarter of 2022.  In addition to the term loan, we also have a $175 million revolving credit facility that had nothing drawn on it during the first quarter, and we have approximately $105 million of excess cash over and above what we need for working capital ready for deployment into growth initiatives. Including the April 30 acquisitions that we announced last week, we've deployed just over $40 million of cash into acquisitions so far this year.

As we noted in our release, we're raising our EBITDA guidance range for the full year of 2024 to $82.5 million to $87.5 million. That's an increase of $2.5 million on both ends of the range. Our guidance previously considered that a 3.5% Medicare rate reduction versus last year's rates would be in place for all of 2024. However, as we noted in an 8-K that we put out in March, Congress addressed the Medicare reduction in the Consolidated Appropriations Act of 2024 and adjusted that reduction from 3.5% to 1.8%, that's effective March 9 through the end of 2024. It was not retro to the beginning of the year, but it will be from that March 9 forward at 1.8% reduction rather than 3.5%.  The outperformance of our internal expectations in the first quarter of 2024 due to our strong volumes in February and March and our continued progress in net rate gives us confidence to raise the range by more than just the $2 million that's related to the Medicare rate change even though it's early in the year. As a reminder, the expected EBITDA contribution from acquisitions we've closed so far this year and another one that we expect to close by the end of July are included in our guidance just as they were in our previous guidance.

In closing, our first quarter was ahead of our internal expectations. February and March were strong months from a volume, revenue, EBITDA and margin perspective. Our net rate grew in the first quarter over the prior year even with a 3.5% Medicare reduction in place for most of that first quarter. And we have very good momentum as we start the second quarter as evidenced by our average visits per day in April. And we increased our full year guidance by $2.5 million to reflect all of those things.

So, with that, Chris, I'll turn the call back to you.

Chris Reading: Really appreciate it, Carey. Great job. Thank you. So, operator, let's go ahead and open up for questions or comments.

Operator: At this time, if you'd like to ask a question or leave a comment, please press the star (*) and one (1) key on your telephone keypad. Keep in mind, you may remove yourself from the question queue at any time by pressing star (*) and two (2). Again, it is star (*) and one (1) to ask a question today. And we'll take our first question from Brian Tanquilut with from Jefferies. Please go ahead. Your line is open.

Chris Reading: Morning, Brian.

Brian Tanquilut: Morning, guys. Good morning and Eric, congrats. Chris, maybe my first question, as we think about your commentary that Q2 or Q1 was essentially in line with internal expectations, the salaries cost stands out to us up 3.5% sequentially. So, just curious, what are you seeing there and what needs to happen for that to maybe normalize or are these the normalized levels that we should be thinking about from a salaries and related costs as a percentage of revenue perspective going forward?

Chris Reading: Yes. Well, I think and I may pull Carey back in for part of this. Certainly, I think the impact in January on light revenue, light volume impacted us there on a percent of revenue basis. When we look at the rest of the quarter, the February and March numbers, which I'll get Carey to revisit here momentarily, those returned to a more normal level. And I think that's a better indication of where we think this will be going forward. So, Carey, you want to hit those again quickly?

Carey Hendrickson: Yes, you bet. So, salaries and related costs in February, March, they were $59.42 per visit. And that is up only slightly from $59.14 in the first quarter of 2023, which is a good comparison because the January’s were so different. And each year, January of last year didn't have any weather. And of course, we know we had the weather events in January of this year. So, I think that's a better comparison and something you should look at for going forward is something around that $59.42 kind of per visit from a salary standpoint. And that will actually probably go down a little. It varies because there's a certain amount of your salaries related costs that are relatively fixed. So, a lot of it varies with the cost per visit, but you do have just some base level of employees that make that fixed. So, it will vary and probably come down a little bit in the second quarter from the first is what I would anticipate, given that we'll have - that's one of our - it's actually usually our highest volume quarter. So, that may be a little less in the second quarter, but then vary a little bit from that as we go into the third and the fourth. So, I feel like we're in a decent place from salaries and related costs. It's just that that January impacted that number quite a bit because we didn't have the operating leverage that we did in the February and March months.

Chris Reading: Okay. Brian, does that…?

Brian Tanquilut: Yes, that makes a lot of sense.

Chris Reading: Yes, okay.

Brian Tanquilut: And then maybe my follow-up question, Carey, is I think about, I appreciate your comment that Q1 was within your internal range and you're obviously raising guidance for the year, any color you can share with us to help us think about how your or what your internal expectations are for Q2, understanding that you're off to a really strong start in April?

Carey Hendrickson: Yes. I mean, gosh, we don't usually give guidance by quarter, but I would just say we expect it to be at a level that is up from last year's first quarter - second quarter, excuse me, and certainly up from where we were in the first quarter this year. It's a lot of it, honestly, a lot of it's going to depend on what net rate, obviously and then just how strong those volumes are in April, May and June, but that's certainly my expectation. I mean, we've added acquisitions since the second quarter of last year. We've improved our net rate since the second quarter of last year. It certainly should be up.

Chris Reading: Yes. Brian, I mean, we're not going to get to the point, and I know you're not asking us to do this, we're going to guide by quarter. I know ATI just did that. I don't think that's the right move for us but we're comfortable in the guidance that we updated for, for the year and you guys have the hard job of trying to parse that out between quarters.

Brian Tanquilut: Yes. Totally understand, Chris and thank you for the comments.

Chris Reading: Thank you.

Operator: We'll take our next question from Joanna Gajuk with Bank of America. Please go ahead. Your line is open.

Joanna Gajuk:  Good morning and thank you. Thanks for taking questions here. So, I guess coming back to volumes and the comments around February and March were pretty good months. Then I guess April in particular looks like it's pretty good. So, the question is, what is driving this better volume here? And also, what do you assume, I guess, for the rest of the year?

Chris Reading: So, I got to tip my hat to our clinicians and our partners, 95% of whom are clinicians. They're doing a great job with patients. We're doing, I think, a better than ever job in outreach, not just to physician referral sources, but to communities, social media, other things, driving patients. Frankly, our demand is high enough that if we could just magically import staffing on an incremental basis, where and when, we need it, we could drive volumes even higher. And so, the gating factor for us right now, staffing, teams worked very hard. Turnover for this quarter is at the lowest level that I can remember since I've looked at turnover going back many, many years. So, our partners who largely influenced that are doing a very good job. We’ll continue to work to try to get it down even further, but staffing is really the gating factor. Demand is high.

Joanna Gajuk: Oh, that's great to hear. So, essentially, on my demand there. So, for the turnover, are you willing to share the actual percent of turnover you've seen among your clinicians?

Chris Reading: It's nicely below 20. I don't want to get into a pattern where we've got to put it out every single quarter because it's going to move around a little bit, but it's lower than it was last year and it's well below 20 at this point.

Joanna Gajuk: That's great. Thanks. That's helpful. Just to have a magnitude of things is always good. And I guess your other segment, the industrial injury prevention revenue is up nicely, and profits up 15%. I just want to clarify, this is organic, there’s not really, the deal that you announced, that didn't even close in the quarter.

Chris Reading: That’s right.

Joanna Gajuk: And then, what is really driving that? I mean, are you growing with your existing partners? Are you adding new clients? What's driving that 10% revenue growth? Obviously, it nicely translated into profit, but I guess it starts with the top line.

Chris Reading: Yes, thank you. So, Eric, if you can, you guys are , both, Eric and Graham, doing a great job at working with these two partnerships. Our partnerships, in fact, are doing a very good job. And Briotix has come out really strong. So, Eric, do you want to speak to that?

Eric Williams: Yes, and actually, it's both of those. I mean, we are adding new clients, we're adding new verticals, we're heavy in distribution, retail, heavy in automotive, adding additional manufacturing and distribution clients as well. And then, we're expanding product lines within existing clients. So, it's a combination of both the business development pipeline for both of our injury-prevention businesses, Progressive and Briotix, are very, very deep right now. So, terrific, same store growth, terrific new client growth. We're really bullish in terms of the direction we're headed, and really excited about the acquisition that we just announced here on April 1st. So, continues to go really, really well, and we expect good things out of our injury-prevention business as we move forward through the year.

Joanna Gajuk: It sounds like in that business, staffing maybe is not a gating factor, or would you say is it that much better? Or maybe not that much better, but sounds like maybe better.

Eric Williams: It's different. So, when you take a look at the big gating factor that we deal with in the physical therapy side here, we are predominantly hiring PTs, and big shortage of those, and you really got to be good at recruiting and retention in order to make an impact on your business. And as Chris mentioned, we're doing well on both fronts there with the best retention rates we've had in a long, long time. When you look at the injury prevention side, we have the luxury and flexibility of going in a different direction from a staffing perspective. So, you're looking at athletic trainers in those businesses. So, it's a slightly different hiring requirement.

The challenge on the injury prevention side really, and we have them, they're not all full-time positions. So, a lot of the various accounts and clients that we staff for aren't looking for 40 hours a week. They could be looking for six hours a week, eight hours a week. So, it's a challenge for those injury-prevention businesses to be able to bundle those positions to have an easier time finding someone, because it's always easier to find somebody full-time than it's part-time. So, slightly different type of clinical need, which makes it a tad bit easier on the injury prevention businesses as opposed to PT.

Chris Reading: I would say this, and Eric, I think Eric did a great job outlining that. Our turnover rate in injury prevention is really low. [Audio Gap] It's lower even than at our facilities and they've been very creative. So, I think that combination, again, we have more demand at any given point in time, and this will always be the case, than we can staff to. There's always a bit of a lag, but they're doing a really good job right now, and I'm proud of that group.

Joanna Gajuk: Oh, great. And talking about this, just also clarification, confirmation, when it comes to what's included your guidance. So, there was no change in there, right? The two million is the medical rate and half a million, I guess, is Q1. I just want to make sure there's nothing moving around the deals. Like I guess the deals are tracking in line with your initial expectations in terms of the contribution in the guidance?

Chris Reading: Yes, I would say this. One of the deals that we had factored into our original guidance didn't happen and isn't going to happen. But we've got other activity, and all of that has been included in our guidance for the remaining part of the year. So, we had [Audio Gap] had a little in and net-net, we're comfortable where we are for the year at this point.

Joanna Gajuk: Great. Thank you so much.

Chris Reading: Thanks, Joanna.

Eric Williams: Thank you, Joanna.

Operator: We'll take our next question from Larry Solow with CJS Securities. Please go ahead. Your line is open.

Larry Solow: Great. Good morning, guys. Thanks for…

Carey Hendrickson: Hey, Larry.

Larry Solow: Hey, good morning. Question I guess just on the good price momentum, it sounds like, outside of Medicare, I know that the core contract negotiations sound like they are going little better than expected. And also, it's good to see workers comp picking up a little bit. That's kind of lagged, I guess, even since COVID. So, maybe a little more color on the workers comp side, and then just overall, the progression in your contract negotiations.

Chris Reading: Eric, why don't you go ahead, and then, Carey, if you have anything to add, you can jump in if you want.

Carey Hendrickson:  Sure. You bet.

Eric Williams: Yes, sure. On the work comp side, so, look, we talked about this on a number of quarterly calls here over the course of the past year and a half. There's been a tremendous amount of effort to really drive both volume and rate. And it's not an overnight turn, unfortunately. And we're really starting to see the fruits of the efforts that we put in here over the course of that timeframe. One of the key drivers for us here is the fact that since second quarter of last year, we've signed 10 new work comp payer contracts, four of which came online mid Q1. And we have a number of additional contracts in process, just as Carey has a number of different contracts that he's looking to renegotiate rates on. So, a lot of effort to beef up in this area, and we expect this trend to continue as we move forward through the year.

Carey Hendrickson:  Yes, and Larry, I'd say this mix of growing from 9.3% to 10%, it's both, it's both volume and rate. Volume picked up so the volume outpaced the growth of the other categories, so that it would increase as a percent of the mix, and then also net rate increased as well. So, good on both fronts, and that resulted in that overall mix of revenue increasing.

Larry Solow: Great. What about just, I know no one knows this term, but just Medicare outlook, obviously, they reduced their rates, they cut a little bit, gave you a little bit of relief on the original cut from this year. I think physician fee schedule and all that balancing should be done by next year. Is that what industry pundits believe, or again, not holding you to this, but what is the current belief going forward on that side of the table?

Chris Reading: Yes, if I was in the predict what Medicare CMS is going to do business, I'd probably need a couple more jobs. So, I'm not sure exactly. I think we get out of this system that we're in completely in 2026. We were actually, just a big group of us in D.C., now, it's been three weeks ago. We had a meeting at the White House, meeting at HHS. We met with the head of AARP, their regulatory head. We met with a couple consumer-facing groups. We have a bill right now on fall prevention that could be some additional directed volume for us. And we met with MedPAC. And I would say the MedPAC meeting was the meeting where we've got more opportunity to help educate them. Their original calculations with respect to the physician fee schedule as it impacted us was based on a misunderstanding of the code set under which we bill.

In short, they were trying to cut the reimbursement to what they thought were the highest income-level physicians across their physician fee schedule. So, it included physiatrists, pain management doctors, and in some cases, orthopedic surgeons [Audio Gap] portions of our code set, but we make up, physical therapy makes up 85% of that code set. And again, physical therapists making somewhere in the $70,000 to $90,000 a year range, and they had no idea of that, and yet, their recommendation to CMS was to cut because they thought they were knocking these highly compensated physicians back. We ended up being what they called collateral damage [Audio Gap] demonstrating that mistakes don't get fixed quickly in Washington.

But we've got good line of communication, we've got better data over a period of years with studies and other things that we've done on how much physical therapy saves the system when entered and accessed on a primary care basis. Really, physical therapy first for musculoskeletal problems. And so, while this isn't an easy fight, I think it's a fight where facts matter, and facts and reasonableness are on our side, we've just got to continue to drive home the message and be more effective and more diligent with our dealing in Washington. It's a little frustrating, but we're committed to the whole industry, with APTQI in a leadership role now alongside the APTA. We're very focused on making progress.

Larry Solow: Got it. No, I appreciate that [Unintelligible]. I guess just last question or just a point, I noticed that you had a net six closed facilities. Did you happen to accelerate on some underperforming facility closures, is there, what's the outlook for net openings in 2024? Thanks.

Chris Reading: Yes, I think you'll see us with strong openings, similar to what we've done the last couple of years. We're having a good organic de novo opening schedule for the remaining part of the year. We're in good shape through the end of April. And then, we're finding tuck-ins at very, very reasonable prices where we can fold those into strong, existing partnerships. Do we expect that to go well. The closures really are a result of, just what we believe, is a healthy pairing of facilities that have been around, some of those for multiple decades, at the end of their useful life, and the leases just happen to be up. And so, they don't carry with them a lot of closure costs. It allows us to focus efforts on where we can get the greatest return. It's like trimming a fruit tree. You've got to prune some branches to have more fruit at the end of the day. So, that's what we do. Timing is - no message there.

Larry Solow: Got you. No, I appreciate that analogy. Thanks a lot, Chris.

Chris Reading: Thanks, Larry.

Operator: And as a reminder, if you'd like to ask a question, please press the star (*) and one (1) keys on your telephone keypad. We'll take our next question from Mike Petusky with Barrington Research. Please go ahead. Your line is open.

Mike Petusky: Good morning.

Chris Reading: Hey, Mike.

Mike Petusky: Hey.

Carey Hendrickson: Good morning, Mike.

Mike Petusky: Hey, good morning. So, on injury prevention, Chris, I think maybe a year and a half, two years ago or so, you expressed some caution, "Hey, some companies are pulling back on these types of services, concerned about recession and all the rest." I mean, do you feel in light of the comment you made about demand improving, do you feel like most of these executives have somehow made peace with the economic backdrop? Can you just speak to your sense of that? Thanks.

Chris Reading: Sure. Sure. Thanks, Mike. Mike, you know us. You've known us for the entirety of the time I've been here, 21 years now. We tell everybody what we think, and what we're seeing and feeling and hearing. Going into last year, we felt like we were seeing from the CEOs and CFOs who make these decisions in some sectors, that they were anxious and they were pulling back not just with us, but with a lot of vendors in a lot of areas. We're not feeling that right now. And while there may be individual sectors or companies that are still a little tepid relative to the interest rate environment, look, I think people demand, consumer demand continues to be high. It's what's in part, driving some of the inflation that we're seeing. Employment is still pretty good. And I think there's a sense that the Fed isn't going to run to the rescue anytime soon, and this is going to be the state of, the state for a while. We're just feeling really good about what we're onboarding. We're seeing good opportunities, we're winning some good fights. And, I think you're hearing what we think the year is going to look like, just like you heard last year, that we thought things were going to be a little slower. So, that's just where we are.

Mike Petusky: And then maybe, this may be for Carey or anybody who should take this. In terms of the place you are and the multiyear effort to get better, more appropriate reimbursement from commercial payers, how much work there do you feel like is, I understand it will be ongoing for a while, but in terms of the heavy lift, what you really wanted to accomplish, how far into this do you feel like you are at this point?

Carey Hendrickson: Yes, I'd say we're through about two-thirds of the initial heavy lift, if you will. But as you noted, it's an ongoing effort. So, when we get done with this, we just start right back over again and go through it. There's always opportunities, and we're, so it's a never-ending process. But I'd say from the initial lift, we're probably two-thirds of the way through.

Mike Petusky: And then just, I guess, last question on M&A, and Chris, I heard you say, “Hey, we're seeing some really reasonable prices for some tuck-ins.” I'm just curious, in terms of the conversations you're having, are there bigger needle-moving deals out there where you would say, “Hey, there's active discussions.” The timing of it could come in six months, it could come in two years, but are there larger deals out there or larger partnerships out there that are looking for exit strategies where you guys could be a reasonable option?

Chris Reading: Yes, for sure. And Mike, it's an interesting time right now. I know that from time to time, over a period of many years, we've sometimes gotten criticized a little bit for having a conservative balance sheet [Audio Gap] many, many of our competitors are really balance sheet constrained. And so, we're able to continue to grow and have discussions, and really, to create meaningful points of differentiation, not just culturally and normal life after, but really, predictable stability because we're so well capitalized. And so, you're going to continue to see us grow. We're talking to some large and [Audio Gap] large companies. I'm not going to promise timing around that, which I know you're not asking for. But we're not afraid to grow. We want to do it the right way, and at the same time, we need to meet people where they are, and that involves their own personal timing and circumstance. And so, I think we're seen in a really good light, the deals that we've won recently. We haven't been the highest bidder on and yet, not that we've gotten them cheaply, the larger ones that we've announced, but I think in part it's because people see us being able to execute on our strategy over a long period of time where others are beginning to feel the effects of the capital market, which is not in their favor right now.

Mike Petusky: Hey, nice start to the year. Thank you.

Chris Reading: Thanks, Mike.

Operator: And once again, to ask a question today, please press the star (*) and one (1) key on your telephone keypad. We can pause for a moment to allow any further questions to queue. [Pause] And there are no further questions on the line at this time. We'll turn the program back to our speakers for any closing comments.

Chris Reading: Sure. All right, David. Thank you. Thanks, everybody. We appreciate your time today. Carey and I are available later. And again, as always, when you have questions, things you want to bounce around, we're happy to speak to those. Thank you for your time today, and have a great rest of your week. Bye now.

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